                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             HARBINGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             HARBINGER CORPORATION
                           1277 Lenox Park Boulevard
                             Atlanta, Georgia 30319
                                 (404) 467-3000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Harbinger Corporation (the "Company") will be held at the J.W. Marriott, 3300 Lenox Road N.E., Atlanta, Georgia 30326, at 9:00 a.m., Atlanta, Georgia time, on Friday, April 30, 1999 (the "Meeting"), to consider and act upon:

     1. the election of four persons to serve as members of the Company's Board of Directors;

     2. a proposal to amend the Harbinger Corporation 1996 Stock Option Plan to limit the number of options to purchase shares of the Company's common stock that can be granted to any individual grantee in any one calendar year;

     3. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

     4. such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 12, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors,
                                          /s/ LOREN B. WIMPFHEIMER
                                          Loren B. Wimpfheimer,
                                          Secretary

April 1, 1999
Atlanta, Georgia

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                             HARBINGER CORPORATION
                           1277 LENOX PARK BOULEVARD
                             ATLANTA, GEORGIA 30319
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                                 APRIL 30, 1999
                    ---------------------------------------

                            SOLICITATION AND VOTING

SHAREHOLDERS MEETING

     This Proxy Statement and the enclosed proxy ("Proxy") are furnished on behalf of the Board of Directors of Harbinger Corporation, a Georgia corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on April 30, 1999 at 9:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the J.W. Marriott, 3300 Lenox Road N.E., Atlanta, Georgia 30326. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about April 1, 1999, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of Common Stock at the close of business on March 12, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 12, 1999, the Company had outstanding and entitled to vote 40,375,160 shares of common stock, par value $.0001 per share ("Common Stock"). Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the existence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote on all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

     The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock voting in person or represented by a Proxy and entitled to vote on proposals two and three set forth in the accompanying Notice of Annual Meeting is required for the approval of each such proposal. Abstentions with respect to proposals two and three will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated. There are no dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

PROXIES AND SOLICITATION

     When the enclosed Proxy is properly signed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, in favor of the approval of proposals two and three and in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its shareholders with regard to any other matters as may properly come before the Annual Meeting.

     Proxies will be solicited from the Company's shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and the Company estimates that the fee payable for such services will be less than $10,000. It is possible that directors, officers and other employees of the Company may make further solicitation personally or by telephone, facsimile or mail. Directors, officers and other employees of the Company will receive no additional compensation for any such further solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percent of shares of Common Stock which, as of March 12, 1999, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee for election to the Board of Directors, by the Company's Chief Executive Officer and each of the four most highly compensated executive officers during 1998, by all directors, nominees and executive officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of the Company.

                                                           COMMON STOCK BENEFICIALLY OWNED(1)
                                                           ----------------------------------
                                                           NUMBER OF SHARES OF     PERCENTAGE
DIRECTORS AND MANAGEMENT                                      COMMON STOCK          OF CLASS
------------------------                                   -------------------     ----------
C. Tycho Howle(2)........................................       1,846,609              4.5%
David T. Leach(3)........................................         825,499              2.0
Stuart L. Bell(4)........................................          86,687                *
David Hildes(5)..........................................       1,536,947                *
William B. King(6).......................................         101,349                *
Benn R. Konsynski(7).....................................          35,606                *
John D. Lowenberg(8).....................................         154,942                *
Ad Nederlof(9)...........................................          55,000                *
Klaus Neugebauer(10).....................................          48,000                *
William D. Savoy(11).....................................       2,837,603              7.0
James M. Travers(12).....................................         113,224                *
Joel G. Katz(13).........................................         144,887                *
James Davis(14)..........................................         608,467              1.5

                                                           COMMON STOCK BENEFICIALLY OWNED(1)
                                                           ----------------------------------
                                                           NUMBER OF SHARES OF     PERCENTAGE
DIRECTORS AND MANAGEMENT                                      COMMON STOCK          OF CLASS
------------------------                                   -------------------     ----------
Willem van Nieuwenhuyzen(15).............................          75,000                *
All executive officers and directors as a group (14
  persons)(16)...........................................       8,469,820             20.2%

                                                              NUMBER OF SHARES OF   PERCENTAGE
5% SHAREHOLDERS                                                  COMMON STOCK        OF CLASS
---------------                                               -------------------   ----------
Vulcan Ventures, Inc./Paul G. Allen
  110 110(th) Avenue, N.E., Suite 550, Bellevue, WA
     98004..................................................       2,740,854            6.8%
Equitable Companies (AXA)
  787 Seventh Avenue, New York, NY 10019....................       2,957,226            7.3

---------------

  * Less than 1% of the outstanding Common Stock.
 (1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the directors and executive officers of the Company and filings made with the Commission or furnished to the Company by other shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 40,375,160 shares of Common Stock outstanding as of March 12, 1999 and includes shares of Common Stock subject to options which may be exercised within 60 days of March 12, 1999 by the named individual or group. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual or group holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. Except as indicated by footnotes, the street address of the named beneficial owner is c/o Harbinger Corporation, 1277 Lenox Park Blvd., Atlanta, GA 30319.
 (2) Includes 1,077,324 shares held of record by Mr. Howle, 67,450 shares held of record by Mr. Howle's wife, an aggregate of 21,585 shares held by Mr. Howle's children, 184,750 shares held in a family limited partnership for the benefit of Mr. Howle, his wife and children, 112,500 shares held by a charitable remainder unitrust for the benefit of Mr. Howle and his wife and certain designated charities, 158,000 shares held by a family limited partnership, and 225,000 shares subject to options exercisable within 60 days. Mr. Howle disclaims beneficial ownership of all such shares, other than the shares held of record by Mr. Howle or for his benefit.
 (3) Includes 389,975 shares held of record by Mr. Leach, 5,212 shares held of record by Mr. Leach's wife, and 430,312 shares subject to options exercisable within 60 days.
 (4) Includes 35,437 shares subject to options exercisable within 60 days.
 (5) Includes 1,444,217 shares held of record by Mr. Hildes, 55,530 shares held by a charitable remainder trust of which Mr. Hildes and his wife are income beneficiaries, and 37,200 shares subject to options exercisable within 60 days. Mr. Hildes disclaims beneficial ownership of all such shares, other than shares of record by Mr. Hildes for his own benefit.
 (6) Includes 72,000 shares subject to options exercisable within 60 days. Mr. King's address is 9010 Overlook Court, Brentwood, TN 37027.
 (7) Includes 30,656 shares subject to options exercisable within 60 days. Mr. Konsynski's address is Emory University, Atlanta, GA 30322.
 (8) Includes 120,442 shares held jointly by Mr. Lowenberg and his wife, 16,500 shares held by the Lowenberg Charitable Trust, the trustees of which are Mr. Lowenberg and his wife, and as to which Mr. Lowenberg disclaims beneficial ownership, and 18,000 shares subject to options exercisable within 60 days. Mr. Lowenberg's address is 3801 Kennett Pike, Greenville, DE 19807.
 (9) Includes 55,000 shares subject to options exercisable within 60 days. Mr. Nederlof's address is 3445 Peachtree Rd. NE, Atlanta, GA 30326.
(10) Includes 9,000 shares subject to options exercisable within 60 days. Mr. Neugebauer's address is Widenmayerstrasse 38, 80538 Munchen, Germany.
(11) Includes 65,812 shares subject to options exercisable within 60 days. Also includes 2,740,854 shares beneficially owned by Vulcan Ventures, Inc. and Paul G. Allen, as to which Mr. Savoy disclaims beneficial ownership. Mr. Savoy is the President of Vulcan Northwest, Inc., a company which is beneficially owned by Mr. Allen. Mr. Savoy's address is 110 110th Avenue N.E., Bellevue, WA 98004.
(12) Includes 105,224 shares subject to options exercisable within 60 days.
(13) Includes 9,575 shares held of record by Mr. Katz, 20,750 shares held of record by Mr. Katz's wife, as to which Mr. Katz disclaims beneficial ownership, and 114,562 shares subject to options exercisable in 60 days.
(14) Includes 216,593 shares held of record by Mr. Davis, 50,000 shares held of record by Mr. Davis' wife, 100,000 shares held in a family limited partnership and 241,874 shares subject to options exercisable within 60 days. Mr. Davis disclaims beneficial ownership of the shares held in the family limited partnership.
(15) Includes 75,000 shares subject to options exercisable within 60 days.
(16) Includes 1,515,077 shares subject to options exercisable within 60 days and 2,740,854 shares beneficially owned by Vulcan Ventures, Inc. and Paul G. Allen, as to which Mr. Savoy disclaims beneficial ownership.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

INTRODUCTION

     At the Annual Meeting, four directors are to be elected for the terms described below. The Board of Directors of the Company is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. C. Tycho Howle, William D. Savoy, John D. Lowenberg and Benn R. Konsynski are nominees to serve as Class III directors for a term expiring at the Company's Annual Meeting of Shareholders in 2002, and they currently are Class III directors whose terms expire at the Annual Meeting.

     The Board of Directors has adopted a policy statement that provides as follows: "[i]t is the policy of Harbinger Corporation, in order to ensure full representation of the Company's shareholders on the Board of Directors and to enhance the Company's access to talented managerial advisors, that no nonemployee director of the Company shall serve as a director for more than eight consecutive years and that each nonemployee director when first elected to the Board of Directors (including after a period of non-service) shall serve for only a one year term unless renominated by the Board of Directors at that time, in which case he or she shall be included in the Company's staggered board in a manner determined by the Board of Directors."

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The Board of Directors recommends a vote FOR each named nominee.

NOMINEES TO SERVE UNTIL THE 2002 ANNUAL MEETING (CLASS III)

     The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

  C. TYCHO HOWLE

     Mr. Howle, age 49, has been Chairman of the Board of Directors of the Company and its predecessors since 1983, and served as Chief Executive Officer since September 1998 and from 1983 until March 1997.

  WILLIAM D. SAVOY

     Mr. Savoy, age 34, currently serves as a Class III director and has been a director of the Company since May 1993. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Savoy will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2001. Mr. Savoy has served as President of Vulcan Northwest, Inc. since 1988. Vulcan Ventures, Inc., a shareholder of the Company, and Vulcan Northwest, Inc. are beneficially owned by Paul G. Allen. Mr. Savoy is also a director of Telescan, Inc., C/NET, Inc., U.S. Satellite Broadcasting Co., Inc., Ticketmaster Online - City Search, Inc., USA Networks, Inc. and Metricom, Inc.

  JOHN D. LOWENBERG

     Mr. Lowenberg, age 56, has been a director of the Company since December 1997. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Lowenberg will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2005. Mr. Lowenberg is a manager of the general partner of Anvil Investment Associates, L.P., an investment fund. From 1970 to October 1997, he was employed by The Robinson-Humphrey Company, an investment banking firm, in increasingly senior capacities, serving as a Managing Director and a Director at the time of his departure. Mr. Lowenberg previously served as a director of the Company and its predecessors from 1983 to May 1995. Mr. Lowenberg has served as a Trustee since 1988 and the Chairman since 1990 of the Investment Committee of Denison University.

  BENN R. KONSYNSKI

     Dr. Konsynski, age 48, has been a director of the Company since December 1996. Under the Company's policy statement regarding term limits for nonemployee directors, Dr. Konsynski will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2004. Since 1993, Dr. Konsynski has been the George S. Craft Professor of Business Administration at the Goizueta Business School at Emory University. From 1987 to 1993, he was on the faculty at Harvard Business School. Dr. Konsynski is also a director of Tessco Technologies, Inc.

CURRENT DIRECTORS

     The Directors of the Company continuing in office are Class II directors, elected to serve until the 2001 Annual Meeting, and Class I directors, elected to serve until the 2000 Annual Meeting, and are as follows:

  DAVID T. LEACH

     Mr. Leach, age 48, currently serves as a Class II director and has been a director of the Company since February 1994. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Leach will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2006. He has served as Vice Chairman -- International since September 1998. From March 1997 until September 1998, he served as Chief Executive Officer of the Company, from February 1994 until March 1997, he served as President and Chief Operating Officer of the Company, and from June 1992 until February 1994, he was Executive Vice President, Group Sales and Operations.

  AD NEDERLOF

     Mr. Nederlof, age 52, currently serves as a Class II director and has been a director of the Company since April 1997. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Nederlof will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2004. Mr. Nederlof has served as Senior Vice President -- International of Genesys Telecommunications Laboratories, a provider of call center software, since March 1999. He served as President and Chief Operating Officer of Richter Systems, Inc., a provider of software applications for the retail industry, from March 1998 until February 1999 and as Senior Vice President and Managing Director -- EMEA. Mr. Nederlof was an independent software consultant from 1996 until March 1997. He served as Vice President of Oracle Northern Europe form 1994 to 1996, with responsibility for all Northern European subsidiaries. From 1991 to 1994, he served as Managing Director of Oracle Nederland BV, Oracle's Dutch subsidiary.

  DAVID HILDES

     Mr. Hildes, age 48, currently serves as a Class II director and has been a director of the Company since December 1997. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Hildes will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2004. Prior to the acquisition of Premenos Technology Corp. ("Premenos") in December 1997, Mr. Hildes was Vice Chairman, Secretary and a Director of Premenos from its organization in July 1995 until its acquisition by the Company in December 1997. Mr. Hildes was a director and the Treasurer of Premenos Corp. from October 1989 until July 1998, and Vice Chairman, director and Secretary from July 1995 until December 1997. In connection with the terms of the Premenos acquisition, the Company nominated Mr. Hildes for election as director at the 1998 Annual Meeting of Shareholders and recommended his election to the shareholders of the Company.

  KLAUS NEUGEBAUER

     Dr. Neugebauer, age 60, currently serves as a Class I director and has been a director of the Company since March 1997. Under the Company's policy statement regarding term limits for nonemployee directors, Dr. Neugebauer will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2004. Mr. Neugebauer was a co-founder of Softlab GmbH, an international software development company which was sold to BMW AG in 1991. Dr. Neugebauer is a member of a number of German industrial boards and acts as a strategic information technology advisor to the State of Bavaria and the German Federal Government, and since 1991, has been a partner in NSE, Inc., an investment firm specializing in the software industry.

  STUART L. BELL

     Mr. Bell, age 45, currently serves as a Class I director and has been a director of the Company since April 1995. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Bell will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2003. Mr. Bell currently serves as the Chairman of Webloyalty.com, a marketing firm, and as the Vice-Chairman of Interval International, a time share exchange company. He served as Chairman of Innovative Medical Research, a provider of clinical trials, from January 1995 until February 1998, and as Executive Vice President and Chief Financial Officer of CUC International from 1983 to January 1995. Mr. Bell is also a director of International Telephone Data Services.

  WILLIAM B. KING

     Mr. King, age 54, currently serves as a Class I director and has been a director of the Company since January 1993. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. King will be eligible to serve as a director through the Company's Annual Meeting to be held in 2001. Mr. King has served as Chairman of Private Business, Inc., a banking software provider, since 1991. From 1986 until February 1995, Mr. King served as Chairman of FISI-Madison Financial Corporation, Chairman of CUC Europe, and served on the Board of Directors of CUC International.

  JAMES M. TRAVERS

     Mr. Travers, age 47, currently serves as a Class I director. He has served as President and Chief Operating Officer of the Company since October 1998. He served as President and General Manager of the Company's Software Division from June 1997 until October 1998, and from January 1994 until June 1997, he served as President of Harbinger Enterprise Solutions Division. In this latter capacity, Mr. Travers managed the business operations acquired from Texas Instruments, Inc. ("TI"). From 1978 through 1994, Mr. Travers served in various managerial positions with TI, including Vice President for North American Field Operations and most recently as Director of Business Development for TI's Worldwide Applications Software Business and General Manager of TI's EDI business unit from June 1992 through December 1994.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1998, the Board of Directors held twelve meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors held during their tenure and meetings of committees of the Board of Directors on which they served.

     The Company's Board of Directors has established an Audit Committee and Compensation Committee. John Lowenberg, Klaus Neugebauer, Ad Nederlof and Benn Konsynski presently serve on the Audit Committee. The Audit Committee met one time in 1998. The primary functions of the Audit Committee are to (i) review the scope and timing of the audit and non-audit services to be rendered by the Company's independent accountants, to review audit plans of the independent accountants and to review the reports upon completion of their audits, (ii) to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public, and (iii) to report to the Board of Directors on its activities. Stuart Bell, William Savoy, William King and David

Hildes presently serve on the Compensation Committee. The Compensation Committee met six times in 1998. The primary functions of the Compensation Committee are to review and approve, subject to ratification of the Board of Directors, the Chief Executive Officer's compensation, to consult with the Chief Executive Officer and approve compensation for executive officers and other key employees, to administer the Company's stock option plans and employee stock purchase plan including approval of all awards thereunder, to approve management incentive plans for senior management, and to report to the Board of Directors on these activities.

     As compensation for serving on the Board of Directors, directors who are not also employees of the Company ("Nonemployee Directors") receive $900 for each meeting of the full Board and $250 for teleconference Board meetings of 90 minutes or less in which they participate. In the Company's discretion, Nonemployee Directors may also be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board Meetings. Nonemployee Directors are also eligible to receive options under the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors. Under this plan, Nonemployee Directors receive an option to purchase 9,000 shares of the Company's common stock upon becoming a director and then each year immediately following the Annual Shareholders meeting. These options vest ratably over the succeeding year upon a director's attendance at each of the regular board meetings.

EXECUTIVE OFFICERS

     In addition to the individuals nominated for or serving as directors above who are also executive officers of the Company, the following individuals serve as executive officers of the Company as of April 2, 1999:

  WILLEM VAN NIEUWENHUYZEN

     Mr. van Nieuwenhuyzen, age 51, has served as General Manager, Europe, Middle East and Africa since October 1997 and was appointed an officer of Harbinger in November 1997. From September 1995 to October 1997 he served as Manager of Global Accounts, Europe, Middle East and Africa, of Hewlett-Packard EMEA SA, and from May 1991 to September 1995, as Director of Computer Systems Organization of Hewlett-Packard Netherlands BV.

  DAVE BURSIEK

     Mr. Bursiek, age 61, has served as Executive Vice President and General Manager of the Customer Solutions and Enhancements Division since February 1999. From January 1997 through February 1999, he served as Senior Vice President of Sales, with responsibility for mass deployment sales. From December 1996 until January 1997, he served as the Executive Vice President of Sales of Supply Tech, Inc., which was acquired by the Company in January 1997. From 1995 until December 1996, he was a management consultant with Optimum Associates, a consulting firm. In 1994, he served as Chief Executive Officer of Sapiens International, a software and consulting firm.

  DANIEL L. MANACK

     Mr. Manack, age 41, has served as Senior Vice President and General Manager, EC Solutions Division since February 1999. From February 1998 to February 1999, he served as Vice President and General Manager -- Professional Services & Outsourcing Practice and from January 1997 to February 1998 he served as Vice President of Professional Services and Outsourcing. From September 1994 until December 1996, he was a principal with the Information Services unit of Unisys Corporation and from June 1980 until August 1994, he was a Business Manager with Texas Instruments.

  JAMES K. MCCORMICK

     Mr. McCormick, age 42, has served as Chief Financial Officer of the Company since April 1, 1999. From September 1997 until February 1999, he served as Chief Financial Officer, Treasurer and Secretary of Knology Holdings, Inc., a telecommunications service provider. From 1992 until August 1997, he worked as

Corporate Controller and Treasurer for United Dairy Farmers, Inc., a holding company for dairy retail and manufacturing companies.

EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation earned for services rendered to the Company by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1998 (collectively the "Named Executive Officers") for the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                                                    AWARDS
                                                ANNUAL           ------------
                                             COMPENSATION         SECURITIES
                                         ---------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY       BONUS     OPTIONS (#)    COMPENSATION(1)
---------------------------       ----   --------     --------   ------------   ---------------
C. Tycho Howle(2)...............  1998   $257,216     $      -           -         $      -
  Chairman of the Board and       1997    213,977       81,000     225,000                -
  Chief Executive Officer         1996    187,555      110,500     225,000                -
David T. Leach(2)...............  1998   $233,501     $      -     225,000         $850,000(3)
  Vice
  Chairman -- International;      1997    187,133       74,000      84,375                -
  Director                        1996    151,569       83,520     180,000                -
James M. Travers................  1998   $184,833     $  8,800     120,000         $      -
  President and Chief Operating   1997    140,985       59,000     108,750           25,000(4)
  Officer                         1996    126,675       79,300           -                -
James C. Davis(5)...............  1998   $198,333     $      -     180,000         $720,000(5)
  Group Executive -- Business     1997    167,017       65,000      84,375                -
  Development; Director           1996    141,758      105,465     236,250                -
Willem van Nieuwenhuyzen........  1998   $212,657     $ 20,000           -         $      -
  Vice President and General      1997     50,670(6)    20,000      75,000                -
  Manager -- Europe, Middle       1996          -            -           -                -
  East and Africa
Joel G. Katz(7).................  1998   $171,417     $  5,500           -         $      -
  Chief Financial Officer and     1997    110,106       32,000     105,000                -
  Secretary                       1996     95,000       24,880      56,250                -

---------------

(1) In accordance with rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted if such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) Mr. Leach served as Chief Executive Officer until September 1998. In September 1998, Mr. Howle assumed the additional title of Chief Executive Officer and Mr. Leach became Vice Chairman -- International. Immediately prior thereto, Mr. Howle served as the Chairman and Mr. Leach served as Chief Executive Officer of the Company.
(3) In connection with his resignation from the Company as Chief Executive Officer, Mr. Leach will receive certain severance payments in accordance with the terms of his employment agreement.
(4) Mr. Travers was reimbursed $25,000 for certain expenses incurred in connection with his relocation to Atlanta, Georgia from Dallas, Texas.
(5) Mr. Davis resigned from his position as Group Executive -- Business Development in December 1998 and as a director effective March 15, 1999. In connection with his resignation from the Company, Mr. Davis will receive certain severance payment in accordance with the terms of his employment agreement.
(6) Mr. van Nieuwenhuyzen joined the Company in October 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning options granted during the year ended December 31, 1998 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                           VALUE AT
                                                                                     ASSUMED ANNUAL RATES
                        NUMBER OF                                                       OF STOCK PRICE
                       SECURITIES                           EXERCISE                     APPRECIATION
                       UNDERLYING     % OF TOTAL OPTIONS    OR BASE                   FOR OPTION TERM(2)
                         OPTIONS     GRANTED TO EMPLOYEES    PRICE     EXPIRATION   -----------------------
                       GRANTED(1)       IN FISCAL YEAR       ($/SH)       DATE          5%          10%
                       -----------   --------------------   --------   ----------   ----------   ----------
C. Tycho Howle.......          -               -                  -            -             -            -
David T. Leach.......    225,000             8.9%            $21.75     06/05/05    $1,992,248   $4,642,784
James M. Travers.....    120,000             4.7               7.69     10/28/05       375,672      875,476
James C. Davis.......    180,000             7.1              21.75     06/05/05     1,593,798    3,714,227
Willem van
  Nieuwenhuyzen......          -               -                  -            -             -            -
Joel G. Katz.........          -               -                  -            -             -            -

-------------------
(1) The options granted to the named executive officers were awarded under the Company's 1996 Stock Option Plan (the "1996 Plan"). The options granted under the 1996 Plan are exercisable for a period not to exceed seven years from the date of grant. Options generally vest over four years of continuous employment with the Company. The exercise price of each option granted was not less than 100% of the fair market value of a share of Common Stock on the date of grant.
(2) Amounts represent the hypothetical gains that could be achieved for the respective options at the end of the seven year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the expiration of the option term. These assumptions are not intended to represent a forecast of future stock appreciation of the Company's Common Stock. No assurance can be given that the Company's Common Stock will appreciate at all.

OPTIONS EXERCISED AND YEAR-END VALUES OF AN EXERCISED OPTION

     The following table sets forth information, as of December 31, 1998, regarding the number of shares received and the value realized upon exercise of the stock options, and the number and value of exercisable and unexercisable options to purchase Common Stock of the Company held by the Company's Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

                                                     NUMBER OF SHARES UNDER-        VALUE OF UNEXERCISED
                                                    LYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                         SHARES                       AT DECEMBER 31, 1998         AT DECEMBER 31, 1998(2)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                    EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
C. Tycho Howle.......         -              -       112,500        281,250      $   12,375      $ 24,750
David T. Leach.......         -              -       390,937        374,063       1,531,069       107,044
James M. Travers.....    18,000       $ 92,880        49,912        229,761         117,261       182,802
James C. Davis.......    67,500        348,975       160,311        362,814          25,987       142,313
Willem van
  Nieuwenhuyzen......         -              -             -              -               -             -
Joel G. Katz.........    16,689        107,450        82,217        114,054         150,136        43,018

-------------------
(1) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price of the Common Stock as reported by the Nasdaq Stock Market on the date of exercise and the exercise price of the options.
(2) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price for the Common Stock of $8.00 as reported by the Nasdaq Stock Market on December 31, 1998 and the exercise price of the options.

AGREEMENTS WITH EMPLOYEES

     Employees of the Company, including executive officers, are required to sign an agreement with the Company defining the employee's responsibilities, restricting the ability of the employee to compete with the Company during his or her employment and for a designated period thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

     On March 4, 1997, the Company entered into an employment agreement with C. Tycho Howle effective as of January 4, 1997 in order to insure Mr. Howle's continued services as Chairman of the Board of the Company. The employment agreement provides for a four year term with a current base salary of $275,000, with bonus opportunity of 50% of base salary at target if certain performance criteria are met. In addition to the terms of the Company's standard employment agreement described above, Mr. Howle's employment agreement provides for: (i) an option grant under the 1996 Plan to purchase 150,000 shares of Common Stock at a price equal to the fair market value of the Company's stock on the date of the grant (the "Option"), (ii) termination for cause by the Company without payment of severance, (iii) voluntary departure by Mr. Howle without severance, and (iv) termination without cause by the Company with payment of severance.

     The Company may terminate Mr. Howle for cause if Mr. Howle: (i) knowingly and willfully engages in misconduct with respect to the business and affairs of the Company, (ii) violates any policy of the Company in a material way relating to ethical business conduct, practices, or fiduciary duties of a senior executive, (iii) knowingly and willfully breaches any material provision of his employment agreement which is not remedied within thirty (30) days after receipt of notice, (iv) commits a felony or an illegal act involving moral turpitude or fraud or dishonesty which may reasonably be expected to have a material adverse effect on the Company, or (v) fails to comply with reasonable directives of the Board, if not remedied within 30 days after receipt of notice. If the Company terminates Mr. Howle without cause, then the Company will be obligated to pay Mr. Howle the net present value of the compensation that would be payable to Mr. Howle during the remaining term of his employment agreement.

     Mr. Howle's Option vests ratably over four years. In the event the Company terminates Mr. Howle without cause, the Option will continue to vest as if he were still employed by the Company. Further, in the event of a "Change in Control" of the Company, Mr. Howle's Option shall immediately vest in its entirety. A "Change in Control" shall be deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange
Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

     On July 1, 1997, Harbinger entered into employment agreements with David T. Leach and James C. Davis, effective as of January 2, 1997, in order to insure their continued services as Chief Executive Officer and as President and Chief Operating Officer of Harbinger, respectively, on substantially the same terms as Mr. Howle's agreement (except that neither Mr. Leach nor Mr. Davis received a stock option grant in connection with his employment agreement). The employment agreements provided for a four-year term at a current base salary of $250,000 (as of April 1, 1998) for Mr. Leach and $210,000 (as of April 1, 1998) for Mr. Davis, with a bonus opportunity of 50% of base salary at target if certain performance criteria were met. The agreements provided that stock options granted to Messrs. Leach and Davis vest immediately upon a Change of Control and continue to vest if they are terminated without cause. Mr. Leach resigned as Chief

Executive Officer in September 1998, assumed the title of Vice
Chairman -- International and remained in an operational role until February 1999. Mr. Leach will continue to receive the salary and certain perquisites described in his employment agreement. Mr. Davis resigned as President and Chief Operating Officer of the Company in October 1998 and assumed the title Group Executive, Business Development. Mr. Davis agreed to resign from this role effective December 31, 1998 and will continue to receive the salary and certain perquisites described in his employment agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of the Common Stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock and any other equity securities of the Company with the Securities and Exchange Commission and The Nasdaq Stock Market. Officers, directors and greater than ten percent shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such forms they file.

     Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all of these filing requirements in 1998.

401(K) RETIREMENT PLAN

     Effective April 1, 1998, the Company merged its previous three 401(k) plans into one plan, now called the Harbinger Corporation 401(k) Retirement Plan (the "401(k) Plan").

     The 401(k) Plan is intended to be a profit sharing plan as defined for purposes of Sections 401(a), 402, 412 and 417 of the Internal Revenue Code of 1986, as amended, contain a cash or deferred arrangement under Sections 401(F) of the Internal Revenue Code, and comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

     The 401(k) Plan allows eligible employees to participate beginning on the first day of the first month following the employee's hire date. The employee may contribute from 2% to 15% of salary to the 401(k) Plan up to a maximum of $10,000 per year. The Company makes a discretionary matching contribution of 50% of the employee's contribution, up to a maximum of 4% of annual compensation, subject to a $2,200 limit per employee. The Company match is made each pay period and vests 25% per year while the employee remains employed. Unvested portions of the Company match are forfeited at termination of employment.

STOCK OPTION PLANS AND STOCK PURCHASE PLAN

     Stock Option Plans. The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Company's shareholders and became effective on May 8, 1996. The 1996 Plan replaced the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan"). Following approval of the 1996 Plan at the Annual Shareholders Meeting in 1996, no further stock options were granted under the 1989 Plan. The 1989 Plan continues in effect only with respect to outstanding stock options which were granted under that plan and will terminate and cease to exist as of the date on which all outstanding stock options which were granted under the 1989 Plan are exercised in full, expired or canceled. The 1996 Plan was amended at the 1998 Annual Shareholder Meeting to increase the number of shares available for issuance by 1,050,000. The purpose of the 1996 Plan is to provide incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The aggregate number of shares of Common Stock reserved for issuance under the 1996 Plan is 8,737,500 shares, plus an amount equal to the number of all shares that are either not subject to options granted under the 1989 Plan or were subject to options granted under the 1989 Plan or were subject to Options granted thereunder that expire without exercise to officers consultants and key employees. Options granted under the 1996 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, or (ii) non-qualified stock options. The 1996 Plan permits the grant of stock appreciation rights in connection with the grant of stock options. Stock options may be granted under the 1996 Plan for all employees and consultants of the Company, or of any present or future subsidiary or parent of the Company, who are considered "key employees" or "key consultants." The 1996 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible officers, directors, consultants or employees to whom options may be granted, the number of shares of the Company's Common Stock subject to each option, and the extent to which options may be exercisable. The Compensation Committee is empowered to interpret the 1996 Plan and to prescribe, amend and rescind the rules and regulations pertaining to the 1996 Plan. Options granted under the 1996 Plan generally vest ratably over four years. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee, unless otherwise approved by the Compensation Committee.

     Any incentive stock option that is granted under the 1996 Plan may not be granted at a price less than the fair market value of the Company's Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may be less than the fair market value of the Company's Common Stock on the date of grant.

     Each option granted under the 1996 Plan is exercisable for a period determined by the Compensation Committee, which period may not exceed ten years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of the Company or of a subsidiary or parent of the Company). Options terminate upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

     The terms of the 1989 Plan are substantially similar to the terms of the 1996 Plan. The material difference between the plans is the manner of exercise permitted by the 1996 Plan. Under the 1996 Plan, payment of the purchase price for shares of Common Stock purchased upon exercise of an option may be made in any of the following terms: (i) in cash; (ii) by delivery to the Company of a number of shares of Common Stock which have been owned by the optionee for at least six months prior to the date of exercise of the option having an aggregate fair market value on the date of delivery of not less than the total purchase price for the shares being purchased upon exercise of the option; (iii) by delivery of a promissory note executed by the optionee to the Company which shall include such terms and conditions as approved by the Board of Directors, including without limitation, that: (a) the balance equal to the aggregate purchase price for the shares being purchased shall be payable in equal installments over such a period as approved by the Board of Directors; (b) interest shall accrue at a per annum rate equal to the prime rate as announced by the Wall Street Journal as the prevailing "prime rate" of interest per annum; and (c) the optionee shall be personally liable for the repayment of the unpaid principal balance of the loan and any and all accrued but unpaid interest on the loan; (iv) by surrender of a number of shares of Common Stock otherwise issuable upon exercise of the option having an aggregate fair market value on the date of exercise of not less than the total purchase price for all shares being purchased upon exercise of the option, including the shares being surrendered; and (v) in any combination of the forms described above as approved by the Board of Directors.

     As of March 12, 1999, options to purchase 871,656 shares of Common Stock were outstanding under the 1989 Plan and 2,284,690 shares of Common Stock had been issued upon exercise of options granted under such plan. As of March 12, 1999, options to purchase 5,814,506 shares of Common Stock were outstanding under the 1996 Stock Option Plan and 883,258 shares of Common Stock had been issued upon exercise of options granted under such plan.

     Nonemployee Directors Stock Option Plan. The Amended and Restated 1993 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan") became effective on April 30, 1993. A total of 525,000 shares of the Company's Common Stock have been reserved for issuance under the Nonemployee Directors Plan.

     The terms of the options granted under the Nonemployee Directors Plan, including the exercise price, dates and number of shares subject to the options are specified in the Nonemployee Directors Plan. The

Nonemployee Directors Plan provides for the automatic granting of non-qualified stock options to Nonemployee Directors. Each Nonemployee Director receives an option to purchase 9,000 shares of Common Stock on the date of, and at a time immediately following every, annual meeting of the shareholders ("Annual Grant"). Each Nonemployee Director who is first appointed or elected to the Board and attends a regular quarterly meeting of the Board which occurs at any time other than at an annual meeting of the shareholders is granted an option to purchase a number of shares of Common Stock equal to the product of (i) 9,000 multiplied by (ii) a fraction, the numerator of which is the number of regular quarterly directors meetings expected by the Chief Executive Officer of the Company to occur between the date that such Nonemployee Director is appointed or elected to the Board and the first annual meeting of shareholders following such appointment or election, and the denominator of which is four (the "Interim Grant"). Annual Grants and Interim Grants vest during the year based on the attendance by the Nonemployee Director at the regular quarterly meetings of the Board. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee, unless otherwise approved by the Compensation Committee. The exercise price of all options must be at least equal to the fair market value of the shares on the date of grant, and the term of each option may not exceed seven years. The Nonemployee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

     As of March 12, 1999, options to purchase an aggregate of 267,749 shares of Common Stock were outstanding under the Nonemployee Directors Plan and approximately 79,312 shares had been issued pursuant to the exercise of options granted under the plan.

     Amended and Restated Harbinger Corporation Employee Stock Purchase
Plan. On May 8, 1995, the shareholders of the Company approved the Harbinger Corporation Amended and Restated Employee Stock Purchase Plan ("Stock Purchase Plan") to be effective January 1, 1996. The purpose of the Stock Purchase Plan is to encourage and enable employees of the Company and its subsidiaries to acquire a proprietary interest in the Company through ownership of shares of the Company's Common Stock. The Stock Purchase Plan authorizes the issuance of up to 487,500 shares of the Company's Common Stock (subject to adjustment for capital changes) pursuant to the exercise of non-transferable options granted to participating employees.

     An employee who elects to participate in the Stock Purchase Plan must authorize a stated dollar amount of the employee's regular pay to be deducted by the Company from the employee's pay during each of four quarterly payroll deduction periods (each a "Purchase Period"). The minimum deduction for a participant is $10.00 per pay period. Purchase Periods begin on January 1, April 1, July 1, and October 1 of each calendar year. On the last day of each Purchase Period, the Company is deemed to have granted a purchase right to each participant as of the first day of the Purchase Period to purchase as many shares of Common Stock as can be purchased with the participant's payroll deductions. On the last business day prior to reporting of financial results for the current fiscal period, the participant is deemed to have exercised this option, at the option price, to the extent of such participant's accumulated payroll deductions. The participant may not purchase Common Stock having a fair market value (measured on the first business day of the Purchase Period) in excess of $3,750 during a Purchase Period. The option price under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on the third business day after the reporting of financial results for either the prior or current fiscal period, whichever is lower. Interest is not paid on amounts deducted from an employee's pay and used to purchase Common Stock under the Stock Purchase Plan. An employee may not sell shares purchased under the Stock Purchase Plan for at least one Purchase Period following the Purchase Period in which the option for such shares was granted.

     An employee elects to participate by delivering to the Company a participation form authorizing the stated dollar amount to be deducted each pay period for the entire Purchase Period. If an employee does not file a participation form at least 15 days before the start of a Purchase Period, the employee's election or payroll deductions for the preceding Purchase Period remains in effect. Employee's rights under the Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution.

     Employees of the Company who have completed six full months of service with the Company and whose customary employment is more than 20 hours per week and five or more months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of March 12, 1999, approximately 720 employees are eligible to participate in the Stock Purchase Plan.

     An employee's rights under the Stock Purchase Plan terminate upon termination of his or her employment for any reason, including retirement. Upon termination, the Company will refund the employee's payroll deductions made during the Purchase Period. A participant may withdraw from the Stock Purchase Plan at any time prior to the exercise of their option to buy shares under the Stock Purchase Plan by delivering to the Company a participation withdrawal form. The participant may elect on the withdrawal form to receive all of the accumulated payroll deductions as a refund or to exercise the participant's outstanding purchase rights to purchase Common Stock in the amount of payroll deductions withheld during the Purchase Period. A participant who withdraws from the Stock Purchase Plan is not eligible to rejoin the Stock Purchase Plan until the second Purchase Period following the Purchase Period of withdrawal. In the event a participant who is an officer who files reports under Section 16 of the Securities Exchange Act of 1934, as amended, ceases participation in the Stock Purchase Plan, such officer may not re-enroll in the Stock Purchase Plan under the Purchase Period beginning coincident with or immediately following the expiration of a six-month period beginning upon the effective date of such officer's withdrawal from the Plan.

     The Stock Purchase Plan is administered by the Compensation Committee. No member of the Board of Directors is eligible to participate in the Stock Purchase Plan during the period he serves as a member of the Compensation Committee. The proceeds received by the Company from the sale of Common Stock pursuant to the Stock Purchase Plan will be used for general corporate purposes.

     The following discussion summarizes certain U.S. tax considerations for employees participating in the Stock Purchase Plan and certain tax effects to the Company. However, the summary does not address every situation that may result in taxation. For example, it does not discuss the state taxes or the tax implications arising from a participant's death. The Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Code are not applicable to the Stock Purchase Plan.

     Amounts deducted from any employee's pay under the Stock Purchase Plan are included in the employee's compensation subject to federal income and social security taxes. The employee's employer will withhold taxes on these amounts. An employee of the Company will not recognize any additional income at the time he or she elects to participate in the Stock Purchase Plan, or purchase Common Stock under the Stock Purchase Plan.

     If an employee of the Company disposes of Common Stock purchased pursuant to the Stock Purchase Plan within two years after the first business day of the Purchase Period in which such stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the stock on the day the stock was purchased over the purchase price the employee paid for the stock (i.e., the amounts withheld from the employee's compensation used to purchase the stock). This amount may be subject to withholding taxes, including social security taxes. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount taxed as compensation income). Generally, if the shares have been held for more than twelve months, such gain or loss will be long-term capital gain or loss.

     If an employee of the Company disposes of Common Stock purchased pursuant to the Stock Purchase Plan more than two years after the first business day of the Purchase Period in which such stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the stock measured at the time of such disposition over the amount paid for the stock, or (b) 15% of the fair market value of the stock measured as of the first business day of the Purchase Period in which the stock was purchased. This amount, however, is not subject to social security taxes or other withholding. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1998 compensation was determined for the executive officers of the Company, with particular detail given to the 1998 compensation for the Company's Chief Executive Officer.

     During 1998, the Compensation Committee was comprised of Stuart L. Bell, William D. Savoy, William B. King and David Hildes.

     Duties of the Committee include establishing and approving compensation of the Chief Executive Officer, consulting with the Chief Executive Officer for the purpose of reviewing and approving compensation for other executive officers and key employees, administering the Company's stock option and stock purchase plans for employees, and approving management incentive bonuses. In performing the duties described above, the Compensation Committee seeks to achieve the following:

     (i) to provide compensation opportunities that are based on the performance of the Company,

     (ii) to provide competitive compensation programs that enable the Company to attract and retain highly qualified executive managers who are focused on enhancing shareholder value, and

     (iii) to coordinate compensation programs and practices so that they promote the Company's annual and long-term business objectives and strategies.

     The Compensation Committee in all instances seeks to link compensation to the value and level of the performance of the executive. The Compensation Committee seeks to achieve this objective by implementing, as the principal components of compensation, a program of base salary, incentive compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company's executive officers and key employees are described below as to each of the foregoing components.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     Salary. The salary levels of the Company's executive officers and other key employees are reviewed by the Committee annually. In determining appropriate base-salary levels, the Committee considers factors such as duties and responsibilities inherent in the position held, initiative, performance, tenure and pay practices for other companies of similar size in the electronics industry, as well as business conditions generally prevailing in the software and technology industries on whole. The Company refers to external information to determine base salaries paid by other companies for comparable positions. For example, the Company refers to a survey by organizations such as the American Electronics Association and Culpepper and Associates for both executives and non-executives to determine market salaries for comparable positions paid by other software and electronic companies of similar size, and awards salary increases based on the number of years experience and performance, giving consideration to the market salaries reflected by these surveys. Additionally, for certain executive officers, compensation arrangements are often set forth in employment contracts with specified terms.

     Cash Bonuses. Annual cash bonuses are determined and paid to executives and key employees pursuant to the Company's compensation plan for executive officers and other key employees. For each executive and key employee, the cash bonus is based in whole or in part upon the attainment of financial objectives, either for the Company as a whole, or for the employee's area of responsibility. For 1998, these objectives were weighted 50% to the attainment of targeted operating income and 50% to the attainment of targeted revenue. The Compensation Committee believes that the equal weighting of revenue and operating income emphasized the Company's perception of the importance of increasing the Company's market share in the rapidly growing market for electronic commerce software and services while maintaining overall profitability. Cash bonuses for executive officers and other key employees are targeted at ranges from 25% of base salary to 50% of base salary. The amount of the bonus payable to any executive officer or other key employee ranges from zero percent of targeted bonus to a maximum of 200% of targeted bonus depending on the level of financial performance and other goals achieved. Since bonus payments are based in whole or in part on the degree in which the Company achieves its overall operating income and revenue goals, the compensation of executive officers and key employees is higher during years in which the Company meets or exceeds its specified financial performance goals. Operating income (excluding purchased in process product development, write-off of software development costs, acquisition related and other one-time charges) and revenues for the year ended December 31, 1998 were $20.1 million and $135.1 million, respectively, as compared to an operating income and revenues of $17.8 million and $118.2 million, respectively, for the year ended December 31, 1997. Total cash bonuses of approximately $990,000 were paid to 80 members of senior management participating in the incentive plan during 1998. Total cash bonuses of approximately $1.1 million were paid to 47 members of senior management participating in the plan during 1997.

     Equity-based Incentives. The Company maintains stock option plans to provide executive officers and other key employees and consultants with additional incentive to promote the financial success of the Company which, in turn, is intended to positively impact the value of the Company's Common Stock. Options granted under the Company's Stock Option Plans have generally been long-term (seven years) and options granted since July 1994 generally vest ratably over the four years following the date of grant. All such options are priced and exercisable at fair market value on the date of grant. With such features, the Company considers stock options as an effective way of aligning the interest of management with the interest of the Company's shareholders to promote growth in the Company's stock price and inducing executive officers and other key employees to remain with the Company on a long-term basis. The Compensation Committee believes that the Company's long-term goals will best be achieved by maintaining in place the core management team of executive officers and other key employees. During 1998, options to purchase 650,047 shares of the Company's Common Stock were awarded to executive officers. As of December 31, 1998, options to purchase an aggregate of 6,902,026 shares of the Company's Common Stock were held by 783 employees under the Company's Stock Option Plans. Included in this amount as of December 31, 1998 are options to purchase approximately 2.3 million shares of the Company's Common Stock at an average exercise price of $10.70 held by executive officers named in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     C. Tycho Howle became the Chief Executive Officer of the Company in October 1998, succeeding David T. Leach. Mr. Leach became Vice Chairman -- International of the Company. In establishing the 1998 cash bonus compensation for Mr. Leach, the Company observed similar guidelines as set forth for executive officers generally. The Company did not assign specific weighting to guidelines or factors other than the weighting that is applied to the achievement of operating income and revenue goals. During 1998, Mr. Leach's base salary was increased to $250,000, as compared to $200,000 for the immediately preceding year. The Compensation Committee determined not to award a bonus to Mr. Leach for 1998 in his capacity as Chief Executive Officer, reflecting the fact that the Company had not met its targeted goals for operating income and revenue for 1998. Mr. Leach's bonus was targeted at 50% of base salary if the Company achieved targeted operating income and revenue goals. In 1997, Mr. Leach received a bonus of $74,000. Mr. Howle served as Chairman during 1998 and assumed the role of Chief Executive Officer in October 1998. His base salary during 1998 was $275,000 and was not increased when he assumed additional responsibilities. The Compensation Committee determined not to award a bonus to Mr. Howle in 1998, reflecting the fact that the Company had not met its targeted goals for operating income and revenue. His bonus was targeted at 50% of base salary if the Company achieved its financial goals.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under the Company's management incentive plan and its award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding the Company's policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits.

                                                Compensation Committee

                                                Stuart L. Bell
                                                William D. Savoy
                                                William B. King
                                                David Hildes

                            STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on the Company's Common Stock for the period from August 25, 1995, the date of the Company's initial public offering, against the cumulative shareholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) and the Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer Index"). All amounts have been calculated as if all dividends were reinvested.

                                                                                           Nasdaq
                                                                                          Computer
                                                                      Nasdaq Stock        and Data
               Measurement Period                    HARBINGER         Market (US        Processing
             (Fiscal Year Covered)                  CORPORATION        Companies)          Stocks
12/31/93                                                                        74.5              55.7
12/31/94                                                                        72.8              67.7
12/30/95                                                     152.1             103.0             103.0
12/29/96                                                     173.6             126.7             127.2
12/31/97                                                     278.9             155.2             156.2
12/31/98                                                     119.0             218.7             280.0

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, William Savoy, William King, David Hildes and Stuart Bell served as members of the Compensation Committee of the Board of Directors. None of these directors served as an officer or employee or was formerly an officer of the Company or its subsidiaries other than Mr. Hildes, who served as Secretary of Premenos Technology Corp. until its acquisition by the Company in December 1997.

                              CERTAIN TRANSACTIONS

OTHER TRANSACTIONS

     The Company has purchased insurance on the lives of Messrs. Howle, Leach, Davis and Travers. A portion of the proceeds payable on the death of Messrs. Howle and Leach will be used, at the discretion of the deceased's estate, to purchase shares of Common Stock owned by the deceased at the time of his death.

     The Company earned $284,000 in revenue in 1998 for software development, consulting and network services under contract with Lifeline Networks, B.V. ("Lifeline"), an entity in which Ad Nederlof is a minority shareholder. This contract was terminated at year end. Mr. Nederlof has been a director of the Company since April 1997 and is a Class II director. The Company also paid $189,000 to Lifeline for expenses relating to office space shared by Lifeline and the Company's Dutch subsidiary. This shared space arrangement was also terminated.

                                   PROPOSAL 2

                    AMENDMENT TO THE 1996 STOCK OPTION PLAN

     In March 1999, the Board of Directors approved, and recommended to the shareholders that they approve, a proposal to amend the Harbinger Corporation 1996 Stock Option Plan, as amended (the "1996 Plan") to ensure compliance with the safe harbor provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations promulgated thereunder. The proposed amendment limits the number of options to purchase shares of Common Stock that can be granted to any individual grantee in any one calendar year, so that the maximum amount of Common Stock underlying such options is 1,000,000 shares. The proposed amendment also requires that each of the members of the Board committee that administers the 1996 Plan must be "outside directors" within the meaning of Section 162(m) of the Code. The proposed amendment would not change the maximum number of shares that may be subject to options granted under the 1996 Plan. The text of the proposed amendment to the 1996 Plan is set forth in Annex A to this Proxy Statement. The 1996 Plan is described above under "Proposal 1 -- Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the 1996 Plan.

     The proposed amendment to the 1996 Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares voting in person or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specifications are made, will be voted "FOR" adoption of the proposed amendment to the 1996 Plan. The Board has determined that the amendment to the 1996 Plan is in the best interest of the Company and its shareholders.

     The Board of Directors recommends a vote FOR the approval of the Amendment to the 1996 Plan.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     In January 1999, the Board of Directors appointed the accounting firm of KPMG LLP to serve as its independent auditor for the year ending December 31, 1999. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

                             SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2000 Annual Meeting of Shareholders must be received by the Company no later than December 10, 1999, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2000 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

     In order for a shareholder to bring any business or nominations before the 1999 Annual Meeting of Shareholders, certain conditions set forth in Sections 16 and 17 of the Company's Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 30 days notice of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed.

                                 OTHER MATTERS

     Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement.

                                          By Order of the Board of Directors,
                                          /s/ C. TYCHO HOWLE
                                          C. Tycho Howle,
                                          Chairman and Chief Executive Officer

                                                                         ANNEX A

                 FOURTH AMENDMENT TO THE HARBINGER CORPORATION
                             1996 STOCK OPTION PLAN

     THIS FOURTH AMENDMENT TO THE HARBINGER CORPORATION 1996 STOCK OPTION PLAN
(the "Amendment") is made effective as of the                day of May, 1999
(the "Effective Date"), by HARBINGER CORPORATION, a corporation organized and doing business under the laws of the State of Georgia (the "Company"). All capitalized terms in this Amendment have the meaning ascribed to such term as in the Harbinger Corporation 1996 Stock Option Plan (the "Plan"), unless otherwise stated herein.

                                  WITNESSETH:

     WHEREAS, the First Amendment to the Plan was approved by the shareholders of the Company at the 1997 Annual Meeting of Shareholders;

     WHEREAS, the Second Amendment to the Plan was approved by the shareholders of the Company at the Special Meeting of Shareholders held on December 18, 1997;

     WHEREAS, the Third Amendment to the Plan was approved by the shareholders of the Company at the 1998 Annual Meeting of Shareholders; and

     WHEREAS, the Board of Directors of the Company desires to amend the Plan to add certain provisions to insure compliance with the safe harbor provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the Plan is hereby amended as follows:

          SECTION 1. Section 3.1 of the Plan is hereby amended by deleting the first sentence of Section 3.1 of the Plan in its entirety and substituting in lieu thereof the following:

             "3.1 SHARES RESERVED FOR ISSUANCE. Subject to any antidilution adjustment pursuant to Section 3.2, the maximum number of Shares that may be subject to Options granted hereunder shall not exceed 8,737,500, plus the number of Prior Plan Shares; provided, however, the maximum number of Shares with respect to which Options may be granted to any individual grantee in any calendar year shall be 1,000,000."

          SECTION 2. Section 5 of the Plan is hereby amended by deleting the first sentence of Section 2 in its entirety and substituting in lieu thereof the following:

             "This Plan shall be administered by the Committee, which shall consist of three (3) or more directors appointed by the Board, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and is not while a member of the Committee, or was not during the one (1) year prior to serving as a member of the Committee, eligible to receive equity securities of the Company, or any affiliate of the Company, pursuant to this Plan, the Prior Plan, or any other plan of the Company or any affiliate of the Company, except as may be permitted under Section 16(b)(3) of the Exchange Act."

          SECTION 3. Except as specifically amended by this Fourth Amendment, the Plan shall remain in full force and effect as prior to this Fourth Amendment.

     IN WITNESS WHEREOF, the Company has caused this FOURTH AMENDMENT TO THE HARBINGER CORPORATION 1996 STOCK OPTION PLAN to be executed on the Effective Date.

                                          HARBINGER CORPORATION

                                          By:
                                          --------------------------------------

ATTEST:

By:
----------------------------------------------------

                             HARBINGER CORPORATION
                             1277 LENOX PARK BLVD.
                               ATLANTA, GA 30319
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints C. Tycho Howle, James Travers and Loren Wimpfheimer, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Harbinger Corporation held of record by the undersigned on March 12, 1999, at the annual meeting of shareholders to be held on April 30, 1999 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

    Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

    The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3.

    [ ]  I PLAN TO ATTEND MEETING

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

1.  Election of the following Nominees as Director:

                       Howle, Savoy, Lowenberg, Konsynski

   [ ]  FOR all Nominees      [ ]  WITHHELD for all Nominees

INSTRUCTIONS: Withhold for the following only (Write the name of the nominee(s) in the space below).

--------------------------------------------------------------------------------

                           (continued on other side)

2.  Approval of modification to the Company's 1996 Stock Option Plan.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3.  Ratification of Selection of KPMG LLP as Independent Auditors.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

                                                  PLEASE MARK YOUR CHOICE LIKE
                                                  THIS IN [X] BLUE OR BLACK INK,

                                                  Date
                                                  ------------------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED
                                   ENVELOPE.